UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 15, 2021

MEDICAL PROPERTIES TRUST, INC.
MPT OPERATING PARTNERSHIP, L.P.
(Exact Name of Registrant as Specified in Charter)

Maryland Delaware	001-32559 333-177186	20-0191742 20-0242069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (205)
969-3755

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share, of Medical Properties Trust, Inc.	MPW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On January 15, 2021, Medical Properties Trust, Inc., a Maryland corporation (the “Company”), and MPT Operating Partnership, L.P., a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership” or the “Borrower”), entered into an amended and restated revolving credit and term loan agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as syndication agent, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A. and BofA Securities, Inc., as joint bookrunners. The Company and the Operating Partnership intend to use proceeds for working capital and for other general corporate purposes, including permitted acquisitions and other investments and repayment of debt. The Credit Agreement amends and restates the Company’s existing amended and restated revolving credit and term loan agreement among the Company, the Operating Partnership, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders from time to time parties thereto, dated as of February 1, 2017, as amended.
The Credit Agreement governs a $1.3 billion unsecured revolving loan facility and a $200 million unsecured term loan facility. After the closing date, the Borrower may request incremental term loan and/or revolving loan commitments in an aggregate amount not to exceed $500 million.
The maturity date of the term loan facility is February 1, 2026. The maturity date of the revolving loan facility is February 1, 2024. The Borrower has an option to extend the maturity date of the revolving loan facility for six months, which option may be exercised up to two times. The Borrower may prepay loans under the Credit Agreement at any time, subject to certain notice requirements.
At the Borrower’s election, loans under the Credit Agreement may also be made as either ABR Loans or Eurocurrency Loans. The applicable margin for term loans that are ABR Loans is adjustable on a sliding scale from 0.00% to 0.85% based on current credit rating. The applicable margin for term loans that are Eurocurrency Loans is adjustable on a sliding scale from 0.85% to 1.85% based on current credit rating. The applicable margin for revolving loans that are ABR Loans is adjustable on a sliding scale from 0.00% to 0.55% based on current credit rating. The applicable margin for revolving loans that are Eurocurrency Loans is adjustable on a sliding scale from 0.825% to 1.55% based on current credit rating. The facility fee is adjustable on a sliding scale from 0.125% to 0.30% based on current credit rating and is payable on the revolving loan facility.
Borrowings under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries pursuant to a Guarantee Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.
The Credit Agreement contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio, secured leverage ratio, consolidated adjusted net worth, unsecured leverage ratio, unsecured interest coverage ratio and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends, and entering into affiliate transactions. The Credit Agreement also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants. If an event of default occurs and is continuing under the Credit Agreement, the entire outstanding balance may become immediately due and payable.
Some of the lending banks and their affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.
The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement, a copy of which will be attached as an exhibit to the Company’s and Operating Partnership’s combined Quarterly Report on Form
10-Q
for the quarter ended March 31, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth above with respect to the Credit Agreement under Item 1.01 of this Current Report on Form
8-K
is hereby incorporated into this Item 2.03 by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.
Date: January 22, 2021